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                     November 3, 2022

       Mengmeng (Pan) Li
       Chief Financial Officer
       JinkoSolar Holding Co., Ltd.
       1 Jingke Road
       Shangrao Economic Development Zone
       Jiangxi Province , 334100
       People   s Republic of China

                                                        Re: JinkoSolar Holding
Co., Ltd.
                                                            Form 20-F for the
Year Ended December 31, 2021
                                                            Filed April 28,
2022
                                                            File No. 001-34615

       Dear Mengmeng (Pan) Li:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Manufacturing